Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information contact:

Susan Matthews, Media	317.590.3202
Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603
Conference Call, 1:30 PM EDT, April 1, 2009 Confirmation # 24243631	800.640.9765

IRWIN FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER & 2008 RESULTS
AND SUBSTANTIAL REDUCTION IN HOME EQUITY ASSETS

(Columbus, IN, April 1, 2009) Irwin Financial Corporation (NYSE:IFC), today announced a loss of $104 million for the fourth quarter of 2008, or $3.54 per diluted share. For the year, the Corporation had a loss of $340 million or $11.60 per diluted share. The Corporation also included in its filing yesterday of its Annual Report on Form 10-K a restatement of third quarter earnings to a loss of $107 million. The Corporation also closed on a sale at its home equity segment that will result in the reduction of $690 million of home equity loans from its balance sheet at March 31, 2009.

"We continue to make progress on the restructuring of our bank to complete our exit from national mortgage and home equity lending in order to focus on small business lending and community banking that we undertook starting last April. The process in this economic environment has been long and expensive. The deterioration in credit quality and write downs in our portfolios, a very large valuation adjustment in our deferred tax liability, and other restructuring costs led to significant losses in 2008," said Will Miller, Chairman and CEO of Irwin Financial.

"We are pleased to announce that yesterday we completed another major step in our restructuring plan. We sold mortgage servicing rights and certain platform assets related to securitized home equity loans to Green Tree Servicing LLC, removing approximately $690 million of our home equity assets and related debt from our financial statements. We believe this is a very positive development for Irwin.

"We received guidance from the SEC on the accounting treatment for certain home equity loans that are used as collateral in secured borrowings and which we intended to derecognize through a sale of assets such as the one completed yesterday described above. With that guidance, we reclassified these loans to held-for-sale as of the third quarter of 2008 and restated third quarter earnings to reflect the timing of our original intent to derecognize the loans last summer. The reclassification and valuation of these loans at lower of cost or fair value resulted in Irwin Union Bank and Trust and Irwin Financial Corporation being below well capitalized as of December 31, 2008. Investors should no longer rely on the previously filed Report on Form 10-Q for the third quarter of 2008, referring instead to the corrected quarterly numbers in the Form 10-K dated December 31, 2008. Removing $690 million of home equity loans from our balance sheet in the first quarter will improve our capital ratios.

"We continue to pursue our plan to enhance our capital levels through a planned capital raise," Miller continued. "We have submitted a proposal for a public-private partnership to our regulators and the U.S. Treasury. Private sector commitments to invest $34 million in such a partnership remain in place. In our 10-K disclosures, we discuss at length the challenges we face and the plans we have to address them. Reflecting the challenges we have already disclosed and referencing our footnote disclosures, our external auditors noted that these challenges raise doubt about the company's ability to continue as a going concern. Notwithstanding these uncertainties, our auditors gave us an unqualified opinion on our financial statements and internal controls. Additionally, we have built up liquidity levels to give us time to execute our plans and we expect to maintain access to our most important sources of liquidity.

"We are diligently continuing down the path of our strategic restructuring. The significant progress we made recently better positions us to deliver core small business lending and community banking services," concluded Miller.

Financial highlights are presented in the table below:
$ in millions, except EPS	4Q 2008	3Q 2008 (Restated)	2008	2007	Yr/Yr Percent Change
Net Interest Income	$32	$48	$206	$262	(21)%
Provision for Losses	(41)	(111)	(354)	(135)	162%
Non-Interest Income	(5)	4	1	27	(96)%
Total Consolidated Net Revenues	(14)	(59)	(147)	155	(195)%
Non-Interest Expense	48	70	215	200	8%
Net Loss From Continuing Operations	(104)	(107)	(340)	(24)	1311%
Discontinued Operations	N/A	N/A	NA	(31)	NA
Net Loss	(104)	(107)	(340)	(55)	523%
Earning (Loss) per Share from Continuing Operations (diluted)	(3.54)	(1.85)	(11.60)	(0.90)	1189%
Loan and Lease Portfolio	4,353	4,540	4,353	5,702	(24)%
Deposits	3,018	3,166	3,018	3,325	(9)%
Shareholders' Equity	111	221	111	459	(76)%
Total Risk-Based Capital Ratio	6.6%	10.8%	6.6%	12.6%

The Company's net interest income (prior to loss provision) was $206 million in 2008, compared with $262 million in 2007, reflecting a decline in loans and loans held-for-sale. Net interest margin for the year ended December 31, 2008, was 3.87 percent compared to 4.50 percent in 2007 and includes margin contribution during the year of 3.65 percent, 4.20 percent, and 4.64 percent, respectively from each of the commercial banking, commercial finance, and home equity segments.

Noninterest income during the year 2008 totaled $1 million, compared to $27 million for 2007. The decrease in noninterest income in 2008 versus 2007 related primarily to a $23 million other than temporary impairment (OTTI) charge that was recorded related to private-label mortgage backed securities for which fair value declined in 2008. A portion of the change also relates to the reclassification of loans to loans held-for-sale.

Non-interest expense for 2008 totaled $215 million as compared to $200 million in 2007. The increase in non-interest expense reflects severance costs and other costs associated with our strategic restructuring and divestitures.

Income tax benefit was reduced in 2008 due to a $119 million valuation allowance that was recorded to reduce our deferred tax asset to an amount that is likely to be realized.

Consolidated loans and loans held-for-sale declined year over year due principally to decisions to reduce the Company's assets to enhance capital ratios and liquidity. Contributors to this decline include a decrease of $366 million of loans and loans held-for-sale in the commercial banking segment, a decrease of $617 million of loans and leases in the commercial finance segment, which reflects the sale of the Company's lease portfolio, and a decrease of $367 million of loans and loans held-for-sale in the home equity segment.

The allowance for loan losses totaled $73 million in the commercial banking segment, $9 million in the commercial finance segments and $56 million in the home equity segment as of December 31, 2008.

Nonperforming assets totaled $220 million or 4.5 percent of total loans and leases as of December 31, 2008, up from $200 million or 3.8 percent of loans and leases at September 30. The increase principally reflects $11 million and $7 million increases in the commercial banking and commercial finance segments, respectively. Management believes that the substantial additional loss provision taken during the quarter will address inherent losses from these loans. The allowance for loan and lease losses for the Corporation's portfolios totaled $137 million as of December 31, a decline from $145 million at the end of 2007, reflecting among other factors the transfer of approximately $937 million (prior to write downs) of home equity loans to held-for-sale. The ratio of allowance for loan and lease losses to nonperforming loans and leases was 3.9 percent at December 31, 2008, compared to 2.5 percent a year earlier.

Loss provision totaled $354 million, of which $208 reflected write downs associated with the sale of assets in the commercial finance segment and reclassification of assets to held-for-sale in the home equity segment. Loan loss provisions were $90 million in commercial banking, $60 million in commercial finance, and $204 million in home equity.

Core deposits totaled $1.9 billion at December 31, 2008, compared to $2.3 billion a year earlier.

The Corporation had $111 million or $3.26 per share in common shareholders' equity as of December 31, 2008, compared to $459 million or $15.22 per share a year earlier. The Company did not pay common dividends during 2008, compared to $14 million paid during 2007.

At year-end, the Corporation's Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 3.1 percent and 6.6 percent, respectively, compared to 12.6 percent and 10.2 percent at the end of 2007. The parent company is classified as "undercapitalized" under applicable regulatory capital standards. The Company's lead bank subsidiary, Irwin Union Bank and Trust (the "Bank"), had a total risk based capital ratio of 9.3 percent, a Tier 1 capital ratio of 4.1 percent, and a Tier 1 leverage ratio of 6.9 percent and is therefore classified as "adequately capitalized." The Company's other depository subsidiary, Irwin Union Bank, F.S.B. had a total risk based capital ratio of 11.2 percent, a Tier 1 capital ratio of 9.9 percent, and a Tier 1 leverage ratio of 8.2 percent. Although Irwin Union Bank, F.S.B.'s ratios are above the applicable regulatory capital standards for a "well capitalized" bank, the existence of a written agreement with specified capital ratios causes the savings bank to be classified as "adequately capitalized." In light of the Bank's and Irwin Union Bank, F.S.B.'s capital ratios, we do not expect the parent company's capital ratios to have an adverse effect on the liquidity or operations of the Bank or Irwin Union Bank, F.S.B.

As previously disclosed, the Company has been pursuing a plan to raise additional capital in order to strengthen its balance sheet. The Company had agreements with a group of investors, led by Cummins Inc., to invest $34 million in the form of standby commitments in connection with its planned rights offering to shareholders. In addition, the Company has submitted to the US Treasury and the federal banking regulators a proposed modification to the current capital programs developed under the Emergency Economic Stabilization Act of 2008 (the "EESA"). The proposal provides that depository institutions be eligible to receive capital from the Treasury if they are determined to be viable upon receipt of a combination of capital from the Treasury and a private sector investment. The company does not know, however, whether or not the Treasury will consider or adopt the proposed modification in the form proposed or whether it will receive capital assistance even if the proposal is adopted.

Segment Results

Pretax income (loss) by line of business is shown below.
Pretax Income(loss) ($ in millions)	4Q 2008	3Q 2008	2008	2007	Yr/Yr Percent Change
Commercial Banking	($27)	($26)	($67)	$25	(370)%
Commercial Finance	(4)	(4)	(40)	22	(278)%
Franchise Finance	(0)	6	16	20	(22)%
Small ticket Leasing (exiting)	(4)	(9)	(55)	2	(2392)%
Home Equity	(18)	(92)	(211)	(79)	167%
Subtotal, Operating Segments	(49)	(122)	(317)	(32)	888%
Other Segments, Including Parent	(13)	(8)	(44)	(13)	243%
Pretax Income (Loss) From Continuing Operations	(62)	(130)	(362)	(45)	703%
Provision For Income Taxes	42	(22)	(21)	(21)	1%
Income (Loss) From Discontinued Operations - Mortgage Banking	N/A	N/A	NA	(31)	NA
Consolidated Net Income (Loss)	(104)	(107)	(340)	(55)	523%

The commercial banking segment had a pretax loss of $27 million during the fourth quarter, as compared to a pretax loss of $26 million the third quarter, reflecting decreased net interest income due to the declining portfolio. Pretax loss for the year totaled $67 million, compared to a pretax income of $25 million in 2007 and $48 million in 2006. The 2008 loss relates principally to higher loan loss provision.

The commercial banking segment's loan portfolio reflected a slowing in credit demand declining to $2.6 billion from $3.1 billion at December 31, 2007. Originations of new construction and land development loans were suspended in the third quarter of 2008 due to elevated market risk and at the thrift, regulatory restrictions. Net interest margin decreased to 3.65 percent as of December 31, 2008, down from 3.91 percent at the end of 2007, reflecting competitive conditions, unfavorable repricing of loans and deposits, and an increase in nonaccrual loans.

Credit quality in the commercial banking portfolio weakened significantly across several of its markets. Thirty-day and greater delinquencies rose to 2.96 percent at year end, compared to 0.85 percent at December 31, 2007. Non-performing assets increased year over year from $34 million at December 31, 2007 to $143 million as of December 31, 2008. To address the increase in potential losses, the commercial banking segment recorded a loss provision of $90 million for the year, bringing its allowance for losses to 2.8 percent of loans as of December 31, 2008, up from 1.2 percent as of December 31, 2007. Net charge offs recorded during the year totaled $52 million, compared to $10 million during 2007.

The commercial finance line of business had a pretax loss of $4.0 million in the fourth quarter of 2008, as compared to a pretax loss of $3.6 million in the third quarter. For the year, this line of business had a pretax loss of $67 million compared to pretax earnings of $25 million in 2007. For most of this year, the Commercial Finance segment consisted of three channels: Canadian small ticket leasing, U.S. small ticket leasing, and franchise finance. In late July we sold nearly all of our small ticket lease portfolios in the U.S. and Canada and ceased originating such leases. We continue to offer franchise finance products and services. Our franchise finance channel recorded pre-tax income of $15 million in 2008, compared with pre-tax income of $20 million in 2007.

The commercial finance loan and lease portfolio totaled $0.7 billion as of December 31, 2008, a decrease of 48 percent over year end 2007. Loan and lease originations totaled $436 million during the year and franchise finance loan sales and participations totaled $213 million. Net interest margin declined to 4.20 percent from 4.58 percent at the end of 2007, due primarily to a higher concentration of lower yield franchise product.

Credit quality in this portfolio remains within expectations. Thirty-day and greater delinquencies were 3.44 percent at quarter end, compared to 0.69 percent at December 31, 2007. Non-performing loans totaled $16 million, up from $9 million at the end of 2007. The provision for loan losses increased $47 million due primarily to the reclassification of $322 million of small ticket leases to leases held-for-sale and the subsequent sale of these leases at a 20 percent discount.

In our franchise finance channel nonperforming loans totaled $14 million at the end of 2008, compared to $4 million as of December 31, 2007, and the allowance for loan and lease losses totaled $8 million at the end of 2008 compared to $6 million a year earlier.

The home equity segment incurred a pretax loss of $18 million during the fourth quarter compared to a pretax loss of $92 million during the third quarter. The decreased loss reflects the large write down of home equity loans in connection with the reclassification of loans to held-for-sale in the third quarter, which more than offset the effect of higher delinquency rates during the fourth quarter. The segment lost $211 million pretax in 2008, compared to a 2007 pretax loss of $79 million.

The segment's portfolio of loans totaled $1.1 billion as of December 31, down from $1.5 billion at the end of 2007. Credit costs continue to rise in this segment. Thirty-day and greater delinquencies on the managed portfolio increased during the year to 10.41 percent from 5.78 percent as of December 31, 2007. Non-performing loans and loans held-for-sale were $53 million compared to $40 million at prior year end, reflective of unsettled market conditions. Loan loss provision in the segment totaled $204 million in 2008, up from $103 million during in 2007, reflecting declining credit quality of home equity loans throughout 2008 and a reclassification of loans to held-for-sale at lower of cost or fair value. During 2008, the actual expected performance of portfolio loans continued to deteriorate leading to the need to provide additional reserves for loan losses inherent in the portfolio. Net charge-offs on the segment's managed portfolio totaled $86 million in 2008, an increase from $53 million recorded in 2007.

We ceased loan originations in 2008. On March 31, 2009, the Corporation sold assets that will result in the reduction of $690 million of home equity loans from its balance sheet at March 31, 2009. The segment's remaining portfolio is in run-off.

The parent and other consolidating entities lost $44 million in 2008, compared to a loss of $13 million in 2007. The loss includes a $23 million other-than-temporary impairment charge that was recorded related to private-label mortgage backed securities for which fair value declined in 2008.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for purposes of invoking these safe harbor provisions.

Forward-looking statements are based on management's expectations, estimates, projections, and assumptions. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or will not or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements. These may include, among other things, statements and assumptions about:

  our projected revenues, earnings or earnings per share, as well as management's short-term and long-term performance goals;
  projected trends or potential changes in asset quality (particularly with regard to loans or other exposures including loan repurchase risk, in sectors in which we deal in real estate or residential mortgage lending), loan delinquencies, charge-offs, reserves, asset valuations, regulatory capital levels, or financial performance measures;
  our plans and strategies, including the expected results or costs and impact of implementing or changing such plans and strategies;
  transactions involved in our strategic restructuring and the expected timing for completion;
  the expected effects on the Corporation's balance sheet, profitability, liquidity, and capital ratios of the strategic restructuring, our proposed shareholder rights offer, the possible exchange of trust preferred securities for common shares, and other elements of the completion of our capital plan;
  potential litigation developments and the anticipated impact of potential outcomes of pending legal matters;
  predictions about conditions in the national or regional economies, housing markets, industries associated with housing, mortgage markets, franchise restaurant finance or mortgage industry;
  the anticipated effects on results of operations or financial condition from recent developments or events; and
  any other projections or expressions that are not historical facts.

We qualify any forward-looking statements entirely by these and the following cautionary factors.

Actual future results may differ materially from our forward-looking statements and we qualify all forward looking statements by various risks and uncertainties we face, as well as the assumptions underlying the statements, including, but not limited to, the following cautionary factors:

  difficulties in completing our recapitalization plan, including the failure to raise sufficient private investment through our proposed rights offer or a possible exchange of trust preferred securities for common shares or by other means, the failure of a sufficient number of shareholders to participate in the rights offer or to exercise fully their rights, the failure to satisfy the conditions that require the standby purchasers to exercise fully their subscription privileges, the failure to receive assistance in substantially the form proposed to the U.S. Treasury and banking regulators, or the failure to obtain any necessary regulatory approvals;
  difficulty in obtaining the desired treatment for the home equity restructuring transactions on our balance sheet;
  difficulty in further reducing the company's home equity assets, including a failure to obtain any necessary regulatory approvals or third-party consents, higher than anticipated costs in removing the home equity assets if we are able to successfully negotiate a transaction, or unanticipated regulatory constraints;
  potential further deterioration or effects of general economic conditions, particularly in sectors relating to real estate and/or mortgage lending, small business lending, and franchise restaurants finance;
  fluctuations in housing prices;
  potential effects related to the Corporation's decision to suspend the payment of dividends on its common, preferred and trust preferred securities;
  potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer and commercial demand for our products and the management and success of our interest rate risk management strategies;
  staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;
  the relative profitability of our lending and deposit operations;
  the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios;
  borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand;
  unanticipated deterioration in the credit quality or collectability of our loan and lease assets, including deterioration resulting from the effects of natural disasters;
  difficulties in accurately estimating any future repurchases of residential mortgage, home equity, or other loans or leases due to alleged violations of representations and warranties we made when selling these loans and leases to the secondary market or in securitizations;
  unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities;
  difficulties in delivering products to the secondary market as planned;
  difficulties in expanding our businesses and obtaining or retaining deposit or other funding sources as needed, including the loss of public fund deposits or any actions that may be taken by the state of Indiana and its political subdivisions;
  competition from other financial service providers for experienced managers as well as for customers;
  changes in the value of our lines of business, subsidiaries, or companies in which we invest;
  changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line-of-business performance;
  unanticipated lawsuits or outcomes in litigation;
  legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our Corporation, or our state-chartered bank or federal savings bank subsidiary;
  regulatory actions that impact our Corporation, bank or thrift, including the written agreement the Corporation and its state-chartered bank subsidiary, Irwin Union Bank and Trust Company, entered into with the Federal Reserve Bank of Chicago and the Indiana Department of Financial Institutions on October 10, 2008, and the supervisory agreement the Corporation's federal savings bank subsidiary, Irwin Union Bank, F.S.B., entered into with the Office of Thrift Supervision on the same day;
  changes in the interpretation and application of regulatory capital or other rules;
  the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions;
  changes in applicable accounting policies or principles or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;
  the final disposition of the remaining assets and obligations of lines of business we have exited or are exiting, including the mortgage banking segment, small ticket commercial leasing segment and home equity segment; or
  governmental changes in monetary or fiscal policies.

In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in Section 1A, "Risk Factors," of our Form 10-K for the fiscal year ended December 31, 2008. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission (SEC).

The Corporation will host a conference call to review results on Wednesday, April 1, at 1:30 EDT. Greg Ehlinger, CFO, Will Miller, CEO, and Jody Littrell, FVP and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is 800.640.9765; please tell the operator you would like to join the Irwin Financial call, confirmation 24243631. A replay of the call will be available on the Irwin Financial Corporation website at: http://www.irwinfinancial.com/investors/index_ir.htm.

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